EXHIBIT 99.1
                                                                   ------------



                                                December 10, 2006

Mr. Daniel Mahoney
605 Main Street
Hingham, MA  02043

Dear Daniel,

On behalf of The Penn Traffic Company we are pleased to offer you the position of VICE PRESIDENT, GENERAL COUNSEL. Your employment will commence on a date to be mutually agreed upon. While this letter is not a contractual agreement, it does contain the major elements of our offer to you.

1.      SALARY. Your starting salary will be $175,000.00 per year.

2. SIGN-ON BONUS. You will receive a sign on bonus in the total amount of $42,500.00. The sign on bonus will be paid in two (2) installments. The first installment of $28,750.00 will be payable on your date of hire. The second installment of $13,750.00 will be paid three (3) months after your hire date.

3. MANAGEMENT PERFORMANCE INCENTIVE PROGRAM (BONUS). 40% of base at 100% of Plan and increasing to 80% incrementally by exceeding the plan.

4. MISCELLANEOUS EXPENSES. Penn Traffic will provide payment for temporary living costs for 3 months in the amount of $2,000.00 per month for your transition. You will have one (1) year to exercise the relocation option.

5. BENEFITS. You will immediately be entitled to participate in all life, health, and other benefits programs of the Company. The flexible spending program will be available to you the first pay period of 2008.

6. 401(K) PLAN. You will be eligible to participate in Penn Traffic's 401(k) Plan six (6) months after your date of hire. When you contribute at least 3% of your weekly pay, the Company will match 50% of the first 3 percent of your pay after one year of service. You may defer up to the maximum dollar amount allowed by law each year.

In addition, once you have completed 6 months of service and attained age 21, The Penn Traffic Company will make a contribution of 3 percent of your total compensation to your 401(k) plan each year. If you choose not to participate in the 401(k) plan, an account will be set up for you for the 3 percent contribution.

7. VACATION. You will be eligible for (four) 4 weeks paid vacation per year.

8. SEVERANCE PLAN. Minimum of fifty-two (52) weeks of severance according to Company policy.

9. CHANGE OF CONTROL. You will need to complete the document that will be provided to you upon your date of hire. Your signature will need to be witnessed here.

10. CURRENT EMPLOYER REIMBURSEMENT. In the event that your current employer requires reimbursement for relocation/temporary living expenses, Penn Traffic will provide that reimbursement to cover up to 4 months condo costs and relocation related travel costs.

11. STOCK. You will participate in the company plan and receive stock commensurate with your position at the time when the plan is executed for the management team.

It is important to reiterate that this letter is an offer of employment, and in no way should be construed to be an employment contract for definite term. Employment at The Penn Traffic Company is at-will, subject to termination by the Company or you at any time.

We look forward to you joining The Penn Traffic team. If you have any questions regarding this offer letter or the position, please contact me directly.

Sincerely,

/s/ Robert Panasuk
---------------------------
Robert Panasuk
Chief Operating Officer
The Penn Traffic Company


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Daniel Mahoney:

To acknowledge and accept the terms of this letter, please sign one copy of this letter and retain the second copy for your files. Please return to my attention by Friday, December 15, 2006.

I, _______________________ accept this offer on this ____ day of ________, 2006.
       (please print)

       Daniel Mahoney

____________________________
        (signature)




cc:      Bob Panasuk
         Trina Kinney
         Sandy Lowery
         Holly DeMar